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                                  EXHIBIT 12.1

                         BOSTON SCIENTIFIC CORPORATION

  STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (Unaudited)
                                 (In thousands)

                                                                                    Year Ended December 31,
                                                           ---------------------------------------------------------------
                                                             1999           1998          1997          1996         1995
                                                           ---------------------------------------------------------------
Fixed charges:
        Interest expense                                   $117,567      $  67,573     $  14,285     $ 11,518     $  9,591
        Capitalized interest                                    650          4,460         4,976
        Debt issuance costs                                   3,521          1,675            65          501
        Interest portion of rental expense                   15,126         16,361        14,354        8,534        5,802
                                                           ---------------------------------------------------------------
          Total fixed charges                              $136,864      $  90,069     $  33,680     $ 20,553     $ 15,393
                                                           ===============================================================

Earnings:
        Income (loss) before income taxes
         and cumulative effect of change in accounting     $562,468      $(275,314)    $ 215,131     $303,330     $ 62,678
        Fixed charges per above                             136,864         90,069        33,680       20,553       15,393
        Net undistributed equity in earnings of equity
         investees                                           (1,375)
        Less: capitalized interest                              650          4,460         4,976
                                                           ---------------------------------------------------------------
          Total earnings, as adjusted                      $697,307      $(189,705)    $  243,835    $323,883     $ 78,071
                                                           ===============================================================

Ratio of earnings to fixed charges                             5.09                         7.24        15.76         5.07
                                                           ===============================================================

Coverage deficiency (1)                                                  $(279,774)
                                                                         =========

Supplemental pro forma coverage deficiency (2)                           $(345,507)
                                                                         =========


 (1) Includes noncash special charges of $646 million recorded in connection with the acquisition of Schneider Worldwide and other merger-related initiatives.

 (2) Reflects the coverage deficiency as if the acquisition of Schneider Worldwide occurred at the beginning of 1998, with pro forma adjustments to give effect to amortization of intangibles, an increase in interest expense on acquisition financing and certain other adjustments.